Exhibit 99.1

Press Release

Capital Automotive Reports Third Quarter Results and Introduces 2005 Earnings and Dividend Guidance

MCLEAN, Va., October 21, 2004 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the third quarter ended September 30, 2004.

Total revenues were $51.9 million for the quarter, a 25% increase from revenues of $41.5 million in the third quarter of 2003. Total revenues for the nine-month period ended September 30, 2004 were $148.2 million, a 22% increase from revenues of $121.1 million in the same period in 2003.

Included in the Company’s third quarter and year-to-date results as set forth below is a debt extinguishment charge related to the debt repayment that occurred during the quarter, as more fully described in the Financing Highlights section below, and the balance sheet restructuring that occurred during the second quarter ended June 30, 2004, as previously reported. The debt extinguishment charge for the quarter ended September 30, 2004 totaled $697,000, or $0.02 per share for both net income available to common shareholders and Funds From Operations (FFO) available to common shareholders. A complete reconciliation of FFO and FFO per share to net income and net income per share, which are, respectively, the most directly comparable GAAP measures, is included in this release. The debt extinguishment charge for the nine months ended September 30, 2004 totaled $9.4 million, or $0.21 per share for both net income available to common shareholders and FFO available to common shareholders.

After giving effect to the debt extinguishment charge, net income available to common shareholders for the quarter increased 43% to $18.7 million as compared to $13.1 million in the same quarter last year. Net income on a diluted share basis increased 25% to $0.50 per share from $0.40 per share in the same quarter last year. Net income available to common shareholders for the nine-month period ended September 30, 2004 increased 16% to $43.7 million as compared to $37.7 million for the same period last year. Net income on a diluted share basis decreased 1% to $1.21 per share from $1.22 per share for the same period last year. Excluding the debt extinguishment charge, net income on a diluted share basis increased 28%, to $0.52 per share, for the quarter ended September 30, 2004 from the same quarter last year and increased 17%, to $1.42 per share, for the nine-month period ended September 30, 2004 from the same period last year.

8270 Greensboro Drive, Suite 950  McLean, Virginia 22102
MAIN (703) 288-3075 FAX (703) 288-3375 WEBSITE www.capitalautomotive.com

FFO available to common shareholders for the quarter increased 20% to $29.1 million as compared to $24.3 million for the same quarter last year. FFO on a diluted per share basis increased 8% to $0.64 per share from $0.59 per share for the same quarter last year. FFO available to common shareholders for the nine-month period ended September 30, 2004 increased 7% to $76.0 million as compared to $70.9 million for the same period last year. FFO on a diluted per share basis decreased 4% to $1.72 per share from $1.79 per share for the same period last year. Excluding the debt extinguishment charge, FFO on a diluted share basis increased 11%, to $0.66 per share, for the quarter ended September 30, 2004 from the same quarter last year and increased 8%, to $1.94 per share, for the nine-month period ended September 30, 2004 from the same period last year.

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4265 per common share for the third quarter, payable on November 19, 2004 to shareholders of record as of November 8, 2004. This is the 27th consecutive increase in the quarterly dividend and represents an annualized rate of $1.706 per share and a 5.4% yield based on Tuesday’s closing common stock price. The Company’s dividend payout ratio (excluding the debt extinguishment charge) for the third quarter was approximately 66% of FFO available to common shareholders. The Company reaffirms its 2004 annual dividend guidance of $1.70 per share, of which approximately 10-20% is estimated to be a return of capital or capital gain, which is generally not taxed as ordinary income to its shareholders.

The Company’s Board of Trustees also declared a dividend for the period commencing August 1, 2004 and ending on October 31, 2004 of $0.46875 per Series A Cumulative Redeemable Preferred Share and a dividend for the same period of $0.50 per Series B Cumulative Redeemable Preferred Share. The preferred dividends are payable on November 15, 2004 to shareholders of record as of November 1, 2004. The dividends represent annualized rates of $1.875 per Series A preferred share and a yield of 7.4% and $2.00 per Series B preferred share and a yield of 7.5%, in each case based on Tuesday’s closing preferred stock prices.

Real Estate Investments

During the third quarter, the Company increased its net real estate investments by approximately $26.9 million (consisting of $46.6 million in real estate investments and $19.7 million in property dispositions), bringing its total net increase in real estate investments for the year to $171.2 million.

Real Estate Investments

During the third quarter, the Company completed approximately $46.6 million in real estate investments, including two auto retail properties totaling approximately $34.1 million, transacted with two existing tenants that are private, Top 100 dealer groups and approximately $12.5 million in construction and improvement fundings, transacted with four existing tenants. The third quarter real estate investments contain 15 automotive franchises located in six states (Georgia, New Jersey, Ohio, Pennsylvania, Rhode Island and Texas) and have a weighted average initial lease term of approximately 17.7 years, with multiple renewal options exercisable at the option of the tenants. The investments were funded with borrowings on the Company’s short-term credit facilities and with cash on hand.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “We have had a great first nine months of the year, completing nearly $215 million of new investments. Our pipeline of transactions continues to build and the strength of our portfolio remains the hallmark of our company. The combination of our strong industry relationships and flexible value-added solutions make us the leading specialty finance company for automotive real estate. We continue to execute our strategy and seek ways of enhancing shareholder value.”

Real Estate Dispositions

The Company sells properties from time to time, generally when a tenant has indicated that a particular location no longer meets their operational needs. During the third quarter, the Company sold four auto retail locations, for approximately $20.1 million in net proceeds, to three dealer groups, resulting in a combined gain of approximately $2.8 million before minority interest. In exchange for early termination of the leases, the Company also received approximately $937,000 in lease termination fees, which were recorded during the third quarter.

The earnings generated from these real estate dispositions, including the combined gain recognized and the lease termination fees, have been reported as discontinued operations.

Portfolio Highlights

As of September 30, 2004, Capital Automotive’s portfolio was 100% occupied. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio utilizing their financial statements. The Company’s rent coverage ratio, which is one of the primary metrics the Company uses to define the stability of its tenants’ cash flow, remains high. As of June 30, 2004, the weighted average operating cash flow of the Company’s tenants exceeded 3.5 times the amount of their rental payments. At the end of the third quarter, the Company held lease security deposits and letters of credit totaling approximately $11.1 million. As of September 30, 2004, the Company had accumulated depreciation of $135.2 million representing 6.6% of its real estate asset portfolio. The weighted average remaining lease term of the portfolio is 11.8 years as of September 30, 2004 and the earliest meaningful lease expirations do not occur until 2008.

Financing Highlights

To further our strategy of improving our capital structure, during the third quarter, we completed the following transactions:

•	On August 20, 2004, the Company closed on an unsecured revolving credit and term loan facility (Facility) to replace the credit facility the Company terminated in April 2004 and to refinance certain of the Company’s existing secured debt. The

Facility is syndicated with fifteen participating financial institutions, many of which represent new funding sources for the Company. The revolving credit portion of the Facility is $250 million with an option to increase it to $350 million during the three-year term. The term loan portion of the Facility is a $150 million five-year unsecured term loan. Pricing for the Facility, which adjusts over time based on the Company’s leverage or its debt rating, if elected, is currently at 145 basis points over LIBOR based on the Company’s current leverage. At closing, the Company received net proceeds totaling $197.4 million (representing the $150 million term loan portion and borrowings on the revolving credit facility portion totaling $50 million) of which $183.8 million was used to repay secured debt and borrowings on the Company’s secured credit facilities (as further described below) and the remainder was used to fund acquisitions and for general corporate purposes;

•	On August 27, 2004, the Company issued 1.7 million common shares in an underwritten public offering (including 100,000 shares issued pursuant to the exercise of the underwriter’s over-allotment option) at an initial price to the public of $28.95 per share. Of the $48.7 million in net proceeds, $27.9 million was used to repay debt (as further described below) and the remainder was used to repay borrowings outstanding on the Company’s credit facilities, to fund acquisitions and for general corporate purposes; and

•	As noted above, during August, the Company repaid $211.7 million of variable rate debt (consisting of $113.4 million of secured debt, $4.3 million of unsecured debt and borrowings on the Company’s secured credit facilities totaling $94.0 million). The debt repaid (excluding the borrowings on the Company’s secured credit facilities) had a weighted average spread over LIBOR of 278 basis points with a weighted average maturity of 6.4 years. The borrowings on the Company’s secured credit facilities had spreads over LIBOR ranging from 285 to 323 basis points. The Company has not terminated its secured credit facilities, which are scheduled to mature in 2005. As a result of the repayment of debt, the Company incurred a debt extinguishment charge totaling approximately $697,000, or $0.02 per share to both FFO available to common shareholders and net income available to common shareholders. The debt extinguishment charge is related to the write-off of deferred loan fees that were being amortized over the anticipated term of the loans that were repaid in August.

As of September 30, 2004, the Company’s real estate investments before accumulated depreciation totaled approximately $2.1 billion. Total long-term mortgage and unsecured debt was $1.05 billion and total draws outstanding under the Company’s short-term credit facilities were $10.0 million. The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 49% and debt to total market capitalization ratio was approximately 39% as of September 30, 2004. As of September 30, 2004, the Company’s mortgage and unsecured debt (excluding borrowings on its credit facilities) had a weighted average remaining term of 10.2 years. The Company’s earliest significant long-term debt maturity is not until 2009.

The Company uses a disciplined approach of matching the term and interest rate nature (fixed or variable rate) of its long-term debt to its leases. The Company uses this process, which it refers to as “match-funding,” to substantially lock in its investment spreads during the initial lease term. As of September 30, 2004, the ratio of the remaining weighted average term of the Company’s debt (including borrowings on its credit facilities) to the remaining weighted average initial term of its leases was 86% match-funded. As of September 30, 2004, the Company’s total outstanding fixed rate debt equaled approximately 48% of its total real estate investments subject to fixed rate leases. The weighted average remaining term of its fixed rate leases was 11.8 years and the weighted average remaining term of its outstanding fixed rate debt was 10.6 years. As a result, the Company’s fixed rate leases and fixed rate debt were 90% match-funded. The Company’s total outstanding variable rate debt equaled approximately 63% of its total real estate investments subject to variable rate leases. The weighted average remaining term of its variable rate leases was 11.7 years and the weighted average remaining term of its outstanding variable rate debt was 8.6 years. As a result, variable rate leases and debt were 74% match-funded.

Earnings Guidance

As a result of rising short-term interest rates and the additional $0.02 per diluted share charge related to the debt extinguishment which occurred during the third quarter, the Company is revising its 2004 FFO guidance from a range of $2.38 to $2.40 per diluted share to $2.38 per diluted share and its net income guidance from a range of $1.57 to $1.59 per diluted share to $1.64 per diluted share. The Company’s revised net income guidance includes combined gains from property dispositions during the nine months ended September 30, 2004 totaling $3.5 million, net of minority interest, which is not included in FFO. The Company’s 2004 guidance assumes approximately $50 million in net real estate investments during the fourth quarter of 2004.

Excluding the debt extinguishment charge of approximately $9.4 million, or $0.21 per diluted share for the nine months ended September 30, 2004, the Company’s 2004 FFO guidance would be $2.59 per diluted share, compared to our previous guidance range of $2.58 to $2.60 per diluted share. In addition, the Company’s 2004 net income guidance would be $1.85 per diluted share, compared to our previous guidance range of 1.77 to $1.79 per diluted share.

The Company is also introducing its 2005 FFO guidance, which is a range of $2.69 to $2.71 per diluted share. The Company’s net income per diluted share guidance is $1.86 to $1.88. In addition, the Company expects to pay its shareholders an annual dividend of $1.80 per share for 2005, an increase of 5.9% over 2004. The 2005 guidance assumes net real estate investments totaling approximately $150 million. The high end of the Company’s earnings guidance assumes LIBOR is at 2% for the entire year. The low end of the range assumes LIBOR rises ratably from 2.3% to 3.5% during 2005. Because of the nature of the Company’s variable rate lease program, if LIBOR falls below 2% or rises above 3.5% during the year, the Company’s results should either fall within or exceed the guidance range.

David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer added, “We continue to evaluate and improve our capital structure in order to create opportunities to lower our credit spreads and increase financial flexibility. The completion of our newly syndicated unsecured credit facility and term note is a significant milestone for the company. We have not only lowered our funding costs but have also significantly improved the speed and efficiency at which we transact business. We believe that our current balance sheet supports our acquisition strategy.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Website at http://www.capitalautomotive.com.

As of September 30, 2004, the Company had invested nearly $2.1 billion in 327 properties, consisting of 489 automotive franchises in 31 states. Approximately 76% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 74% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of approximately 15.0 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that our tenants will not pay rent; risks related to our reliance on a small number of tenants for a significant portion of our revenue; risks of financing, such as increases in interest rates, our ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to us; risks that our growth will be limited if we cannot obtain additional capital or refinance our maturing debt; risks that planned and additional acquisitions may not be consummated; risks that competition for acquisitions could result in increased acquisition prices and costs as well as a reduction in capitalization rates; risks related to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry or operate profitably and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; risks related to our financing of new construction and improvements; environmental and other risks associated with the acquisition and leasing of automotive properties; risks that litigation judgments or settlements could have a material adverse effect on our results of operations and financial condition; risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on March 12, 2004, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements.

Contact Information

David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Statements of Operations:
Revenue:
Rental	$51,214	$41,340	$145,905	$120,304
Interest and other	713	144	2,271	780

Total revenue	51,927	41,484	148,176	121,084

Expenses:
Depreciation and amortization	9,184	7,481	26,690	21,872
General and administrative	3,335	2,546	9,070	7,172
Interest	16,524	15,826	49,479	46,674
Debt extinguishment charge	697	—	9,409	—

Total expenses	29,740	25,853	94,648	75,718

Income from continuing operations before minority interest	22,187	15,631	53,528	45,366
Minority interest	(3,387)	(3,214)	(8,268)	(9,804)

Income from continuing operations	18,800	12,417	45,260	35,562

Income from discontinued operations, net of minority interest	767	654	2,717	2,098
Gain on sale of real estate, net of minority interest	2,274	—	3,486	58

Total discontinued operations	3,041	654	6,203	2,156

Net income	21,841	13,071	51,463	37,718
Preferred share dividends	(3,152)	—	(7,780)	—

Net income available to common shareholders	$18,689	$13,071	$43,683	$37,718

Basic earnings per common share:
Income from continuing operations	$0.42	$0.39	$1.05	$1.17
Net income	$0.50	$0.41	$1.22	$1.24

Diluted earnings per common share:
Income from continuing operations	$0.42	$0.38	$1.04	$1.14

Net income	$0.50	$0.40	$1.21	$1.22

Weighted average number of common shares — basic	37,021	31,919	35,714	30,303

Weighted average number of common shares — diluted	37,393	32,731	36,193	31,198

Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:
Net income	$21,841	$13,071	$51,463	$37,718

Adjustments:
Add: Real estate depreciation and amortization	9,174	7,817	26,946	22,882
Add: Minority interest related to income from continuing operations and income from discontinued operations	3,555	3,383	8,876	10,384
Less: Gain on sale of real estate	(2,274)	—	(3,486)	(58)

FFO (A)	32,296	24,271	83,799	70,926
Less: Preferred share dividends	(3,152)	—	(7,780)	—

FFO available to common shareholders	29,144	24,271	76,019	70,926

Basic FFO per common share	$0.65	$0.60	$1.74	$1.83

Diluted FFO per common share	$0.64	$0.59	$1.72	$1.79

Weighted average number of common shares and units — basic	45,133	40,185	43,598	38,652

Weighted average number of common shares and units — diluted	45,504	40,997	44,077	39,547

Other financial information:
Straight-lined rental revenue	$957	$1,212	$3,145	$3,697

2004 and 2005 Earnings Guidance and Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:

	Projected Year Ended
	December 31,	December 31, 2005
	2004	Low-End	High-End
Net income	$71,700	$84,600	$85,200

Adjustments:
Add: Real estate depreciation and amortization	36,500	40,000	40,000
Add: Minority interest related to income from continuing operations and income from discontinued operations	12,600	15,450	15,625
Less: Gain on sale of real estate	(3,485)	—	—

FFO (A)	117,315	140,050	140,825
Less: Preferred share dividends	(10,931)	(12,606)	(12,606)

FFO available to common shareholders	$106,384	$127,444	$128,219

Weighted average number of common shares used to compute fully diluted earnings per common share	37,000	38,700	38,700

Weighted average number of common shares and units used to compute fully diluted FFO per common share	44,700	47,000	47,000

Net income per diluted common share (B)/(C)	$1.64	$1.86	$1.88

FFO per diluted common share (B)/(C)	$2.38	$2.69	$2.71

(A) The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

(B) 2004 projection includes a debt extinguishment charge of approximately $9.4 million, or $0.21 per diluted share, recorded during the nine-months ended September 30, 2004.

(C) The 2004 and 2005 diluted net income and FFO per share calculations include an estimate for the impact of the if-converted method for the Company’s contingently convertible securities.

	September 30,	December 31,
	2004	2003
Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$2,060,794	$1,874,810
Real estate investments, at cost	2,076,773	1,905,327
Cash and cash equivalents	8,049	13,352
Other assets*	77,045	89,670
Total assets	2,010,645	1,861,585
Mortgage debt	661,562	1,066,084
Unsecured debt**	381,563	4,425
Borrowings under credit facilities	10,000	75,009
Total other liabilities***	40,148	34,341
Minority Interest	132,207	112,452
Total shareholders’ equity	785,165	569,274

* Other assets includes:
Straight-lined rents receivable	19,191	16,706
Deferred loan fees, net	23,492	18,113
Restricted cash	13,309	20,183
Secured notes	15,979	30,517

** Net of fair value swap valuation totaling:	(3,437)	—

*** Other liabilities includes:
Security deposits	5,849	7,568
Derivative instrument liability	11,934	13,541

Total shares outstanding	38,391	33,033
Total shares and units outstanding	46,503	40,883

	September 30,	December 31,
	2004	2003
Selected Portfolio Data (unaudited)
Properties	327	331
States	31	30
Land acres	2,532	2,323
Square footage of buildings (in millions)	14.3	13.6
Weighted average initial lease term (in years)	15.0	14.7
Franchises	489	445